Exhibit 99.1

CONTACT:	John P. Shallcross
Karen M. Spaun	Director of Investor Relations & Capital Strategies
SVP & Chief Financial Officer	(248) 204-8066
(248) 204-8178

FOR IMMEDIATE RELEASE

SOUTHFIELD, MICHIGAN
October 31, 2011

MEADOWBROOK INSURANCE GROUP, INC.
REPORTS THIRD QUARTER NET OPERATING INCOME OF $9.5 MILLION

•	Net operating income of $9.5 million, or $0.18 per diluted share
o	Results include current quarter impact from unusual second quarter 2011 storm losses of $3.7 million after-tax, or $0.07 per diluted share
•	Third quarter gross written premium increased 19.1% to $243.3 million
•	Book value per share of $11.37, up 10.6% from December 31, 2010
•	Quarterly dividend increased from $0.04 to $0.05 per share
•	Repurchased 1.8 million shares at an average cost of $9.06 per share during the third quarter; share repurchases increased book value by $0.08 per share
•	Full year 2012 guidance on net operating income of $53.5 million to $58.5 million, or $1.05-$1.15 on a per diluted share basis

Third Quarter 2011 Highlights and Overview
•	Net income was $9.8 million, or $0.19 per diluted share, compared to $15.0 million, or $0.28 per diluted share, for the third quarter of 2010.
•
Net operating income, a non-GAAP measure the Company defines as net income excluding after-tax realized gains and losses, was $9.5 million, or $0.18 per diluted share, compared to $14.6 million, or $0.27 per diluted share, for the third quarter of 2010.

•
Current quarter results include losses of $3.7 million after-tax, or $0.07 per diluted share, due to second quarter 2011 unusual storm losses; these losses added 2.9 percentage points to the third quarter combined ratio.

•
The third quarter accident year combined ratio, a non-GAAP measure that excludes the impact of any adverse or favorable development on prior year loss reserves, was 99.0% from 100.2% in the prior year quarter; excluding the impact of unusual second quarter storm losses, the third quarter 2011 accident year combined ratio was 96.1%.

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PRESS RELEASE	PAGE 2

Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported third quarter 2011 net operating income, a non-GAAP measure, of $9.5 million, or $0.18 per diluted share, compared to $14.6 million, or $0.27 per diluted share, in the third quarter of 2010.

Net operating income for the three months ended September 30, 2011 includes losses of $3.7 million after-tax, or $0.07 per diluted share, due to second quarter 2011 unusual storm losses.

The 2011 third quarter results also include a change in after-tax development on prior year loss reserves. The current quarter reflects after-tax adverse development of $1.3 million, or $0.02 per diluted share, as compared to 2010 third quarter results, which include after-tax favorable development of $4.7 million, or $0.09 per diluted share.

Excluding the current quarter impact of the second quarter 2011 storm losses and development on prior year loss reserves, third quarter 2011 net operating income increased $4.6 million, or $0.09 per diluted share, to $14.5 million, or $0.28 per diluted share, from $9.9 million, or $0.18 per diluted share, in the third quarter of 2010.

Net income for the third quarter was $9.8 million, or $0.19 per diluted share, compared to $15.0 million, or $0.28 per diluted share in 2010. The 2011 results include $237,000, or less than $0.01 per diluted share, of after-tax realized gains, compared to $431,000, or $0.01 per diluted share, in the prior year quarter.

Third quarter gross written premium increased $39.1 million, or 19.1%, to $243.3 million, compared to $204.2 million in the third quarter of 2010. The increase in premium is primarily due to the conversion of an existing fee-based program into an insured program where we now assume the underwriting risk. The conversion of this business began during the fourth quarter of 2010.

The third quarter 2011 accident year combined ratio, a non-GAAP measure, was 99.0% and includes unusual storm losses of $5.7 million pre-tax, or 2.9 percentage points, related to second quarter 2011 storm losses. The GAAP combined ratio for the current quarter was 100.0%, compared to 95.9% in the prior year quarter.

The third quarter 2011 accident year loss and LAE ratio, a non-GAAP measure that excludes the impact of adverse or favorable development on prior year loss reserves, was 65.6%. As noted above, third quarter 2011 results reflects 2.9 percentage points of unusual storm losses that relate to second quarter 2011 storm losses. Excluding the impact of the unusual storm losses from the second quarter of 2011, the 2011 third quarter accident year loss and LAE ratio was 62.7% compared to 65.9% in the prior year quarter. This improvement reflects the positive impact from continued selective growth coupled with management’s adherence to strict corporate underwriting guidelines, as well as a focus on current accident year price adequacy.

The GAAP loss and LAE ratio for the third quarter was 66.6%, compared to 61.6% for the same period in 2010. Current quarter activity reflects unfavorable development of 1.0 percentage points, whereas 2010 results include 4.2 percentage points of favorable development.

Policy acquisition and other underwriting expenses for the three months ended September 30, 2011 increased $5.7 million to $64.7 million from $59.0 million for the same period in 2010. The Company’s expense ratio improved 0.9 percentage points to 33.4% for the three months ended September 30, 2011, from 34.3% for the same period in 2010. This change reflects the leveraging of fixed costs over a larger premium base and a slight reduction in commission rates due to mix of business.

Net commission and fee revenue for the third quarter of 2011 declined $2.6 million to $7.3 million from $9.9 million in the prior year quarter. The decrease was primarily driven by the conversion of an existing fee-based program into an insured program where the Company earns premium revenue as opposed to net commission and fee revenue. Excluding this conversion, net commission and fee revenue was up slightly in 2011 as compared to 2010.

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General, selling and administrative costs were $5.9 million for the three months ended September 30, 2011, which is comparable to the prior year quarter.

General corporate expenses were $273,000 for the three months ended September 30, 2011, compared to $1.2 million for the same period in 2010. The decrease is due to a slight reduction in the variable compensation accrual in the current quarter, as compared to accruing a provision for variable compensation in 2010.

Commenting on the quarter, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We are pleased with our third quarter results as we achieved profitable growth despite the impact of unusual second quarter 2011 storm losses and continued competitive market conditions. Our third quarter accident year combined ratio improved 1.2 percentage points as compared to the prior year. This underscores our commitment to pricing adequacy and adherence to disciplined underwriting standards. Looking ahead, we believe our balanced business model positions us well to continue to deliver predictable earnings across the market cycle and we are optimistic about our future prospects.”

Nine Months Ended September 30, 2011

Net operating income, a non-GAAP measure, was $32.5 million, or $0.61 per diluted share, for the nine months ended September 30, 2011, compared to $44.0 million, or $0.81 per diluted share, in 2010.

Net operating income for the nine months ended September 30, 2011 includes losses of $7.8 million, or $0.15 per diluted share, due to second quarter 2011 unusual storm activity.

The 2011 year-to-date results also include a reduction in favorable development on prior year loss reserves. The 2011 results include after-tax favorable development of $238,000, or less than $0.01 per diluted share, whereas 2010 results include after-tax favorable development of $15.4 million, or $0.28 per diluted share.

Excluding the impact of the unusual second quarter storm losses and development on prior year loss reserves, 2011 net operating income increased $11.5 million, or $0.23 per diluted share, to $40.1 million, or $0.76 per diluted share, from $28.6 million, or $0.53 per diluted share, in 2010.

Net income for the nine months ended September 30, 2011 was $34.8 million, or $0.66 per diluted share, compared to $44.3 million, or $0.81 per diluted share in 2010. The 2011 results include $2.3 million, or $0.05 per diluted share, of after-tax realized gains, compared to $283,000, or less than $0.01 per diluted share, in the prior year.

Gross written premium for the nine months ended September 30, 2011 increased $79.7 million, or 13.3%, to $680.9 million, compared to $601.2 million in 2010. The increase in premium is primarily due to the conversion of an existing fee-based program into an insured program where we now assume the underwriting risk. The conversion of this business began during the fourth quarter of 2010. The increase is also attributable to the maturation of existing programs and rate increases that have been achieved during 2011.

The 2011 accident year combined ratio, a non-GAAP measure, was 99.0% and includes unusual second quarter storm losses of $12.0 million pre-tax, or 2.2 percentage points. The GAAP combined ratio for 2011 was 99.0%, compared to 94.8% in the prior year.

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PRESS RELEASE	PAGE 4

The 2011 accident year loss and LAE ratio, a non-GAAP measure, was 65.2%. As noted above, 2011 results reflect unusual storm losses that occurred during the second quarter and added 2.2 percentage points to the accident year loss and LAE ratio. Excluding the impact of the unusual second quarter 2011 storm losses, the 2011 accident year loss and LAE ratio was 63.0% compared to 65.1% in the prior year. This improvement reflects the positive impact from continued selective growth coupled with management’s adherence to strict corporate underwriting guidelines, as well as a focus on current accident year price adequacy.

The GAAP loss and LAE ratio for the nine months ended September 30, 2011 was 65.2%, compared to 60.2% for the same period in 2010. Current year activity reflects favorable development of 0.1 percentage points, compared to 2010 results that include 4.9 percentage points of favorable development.

Policy acquisition and other underwriting expenses for the nine months ended September 30, 2011 increased $16.3 million to $184.6 million from $168.3 million for the same period in 2010. The Company’s expense ratio improved 0.8 percentage points to 33.8% for the nine months ended September 30, 2011, from 34.6% for the same period in 2010. This change reflects the leveraging of fixed costs over a larger premium base and a slight reduction in commission rates due to mix of business.

Net commission and fee revenue for the 2011 declined $3.3 million to $23.6 million from $26.9 million in the prior year. The decrease was primarily driven by the conversion of an existing fee-based program into an insured program where the Company earns premium revenue as opposed to net commission and fee revenue. Excluding this conversion, net commission and fee revenue was up slightly in 2011 as compared to 2010.

General, selling and administrative costs were $17.8 million for the nine months ended September 30, 2011, compared to $17.1 million for the same period in 2010. The increase relates primarily to investments in selling initiatives to stimulate revenue growth in net commissions and fees.

General corporate expenses were $909,000 for the nine months ended September 30, 2011, compared to $4.4 million for the same period in 2010. The decrease is due to a reduction in the variable compensation accrual in the current quarter, as compared to accruing a provision for variable compensation in 2010.

2011 and 2012 Guidance

Based upon the Company’s results for the first nine months of 2011, management’s expectations for full year 2011 guidance has been revised. Management now expects net operating income to be in a range of $43.9 million to $49.4 million, or $0.83 to $0.93 per diluted share, and a GAAP combined ratio of 98.0% to 99.0%

For 2012, management expects net operating income to improve to a range of $53.5 million to $58.5 million, a GAAP combined ratio of 96.0% to 97.0%, and gross written premium in a range of $890 million to $910 million.  Achieving results within these ranges would result in net operating income between $1.05 and $1.15 per diluted share.

Commenting on the 2012 outlook, Mr. Cubbin stated: “We believe that 2012 will be a strong year for the Company. We will continue to focus on price adequacy, disciplined underwriting, efficient claims handling and geographic and product diversification. This strategy has served us well despite a prolonged period of low interest rates, as well as a competitive pricing environment, which we expect will continue into 2012.”

Other Matters

Shareholders’ Equity:
Shareholder’s equity increased 6.1% to $580.3 million at September 30, 2011 from $547.1 million at December 31, 2010; this equates to an increase in book value per share of 10.6% to $11.37 per share at September 30, 2011 compared to $10.28 per share at December 31, 2010, on a lower share count.

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PRESS RELEASE	PAGE 5

Statutory Surplus:
At September 30, 2011, the combined statutory surplus grew to $377.7 million, compared to $370.5 million at December 31, 2010.

Premium Leverage Ratios:
As of September 30, 2010, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.3 to 1.0 and 2.0 to 1.0, respectively. As a reference point, the Company’s target ratios for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.

Cash Flows from Operations:
For the three months ended September 30, 2011, operating cash flows were $33.0 million, compared to $55.2 million for the three months ended September 30, 2010. The decrease in cash flow from operations was driven primarily by an increase in paid losses on short tail lines due to the higher level of storm activity in the second quarter of 2011.

For the nine months ended September 30, 2011, operating cash flows were $94.9 million, compared to $128.0 million for the nine months ended September 30, 2010. The decrease in cash flow from operations for the year-to-date period was also driven primarily by an increase in paid losses on short tail lines due to the higher level of storm activity in the second quarter of 2011.

Debt to Equity Ratio:
At September 30, 2011, our debt-to-equity ratio was 18.7%, compared to 21.7% at December 31, 2010.  The Company’s debt-to-equity ratio excluding the 30 year interest only senior and junior subordinated debentures was 4.7% at September 30, 2011, compared to 6.9% at December 31, 2010.

Dividend and Share Repurchases:
On October 28, 2011, the Board of Directors declared a quarterly dividend of $0.05 per share payable on November 28, 2011 to shareholders of record as of November 11, 2011, an increase from $0.04 per share in the prior quarter.

The Company repurchased approximately 1.8 million shares during the third quarter of 2011 at an average cost of $9.06 per share. Accretive share repurchase activity during the quarter increased book value per share by $0.08.

The Company repurchased approximately 2.2 million shares during the first nine months of 2011 at an average cost of $9.19 per share.  Accretive share repurchase activity during the year increased book value per share by $0.09. The Company had approximately 294,000 remaining shares under the Share Repurchase Plan. On October 28, 2011, the Board of Directors authorized management to repurchase up to 5.0 million of shares in a new Share Repurchase Plan. The new Share Repurchase Plan replaced the existing Share Repurchase Plan authorized in February 2010.

Investment Portfolio:
Cash and invested assets grew $97.6 million, or 7.3%, to $1.4 billion at September 30, 2011 from $1.3 billion at December 31, 2010.

At September 30, 2011, pre-tax book yield was 4.1%, which compares to 4.4% at September 30, 2010. The effective duration of the portfolio was 4.9 years at September 30, 2011, compared to 4.8 years at September 30, 2010 and 5.0 years at December 31, 2010.

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PRESS RELEASE	PAGE 6

Net investment income for the third quarter of 2011 was $13.5 million compared to $13.7 million in the third quarter of 2010. The decrease was driven by a reduction in investment yields and was partially offset by an increase in the Company’s invested asset base due to positive cash flow from operations.

For the nine months ended September 30, 2011, net investment income increased 1.6% to $40.8 million from $40.2 million in the first nine months of 2010. The increase reflects an increase in average invested assets due to positive cash flow from operations and profitable underwriting results.

Conference Call

Meadowbrook’s 2011 third quarter results will be discussed by management in more detail on Tuesday, November 1, 2011 at 9:00 a.m. EDT.

To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call.  Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.

For those who cannot listen to the live conference call, a replay of the call will be available through November 16, 2011 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 308604.  The webcast will be archived and available for replay through February 1, 2012.

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially.  These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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EARNINGS RELEASE	PAGE 7

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	SEPTEMBER 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2011	2010

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,442,888	$1,345,257
Premium and agents balances	193,695	169,865
Reinsurance recoverable	317,850	294,196
Deferred policy acquisition costs	88,221	78,755
Prepaid reinsurance premiums	34,710	28,208
Goodwill	118,842	118,842
Other assets	145,793	142,518

Total Assets	$2,341,999	$2,177,641

LIABILITIES
Loss and loss adjustment expense reserves	$1,157,453	$1,065,056
Unearned premium reserves	397,913	352,585
Debt	27,562	37,750
Debentures	80,930	80,930
Other liabilities	97,823	94,219
Total Liabilities	1,761,681	1,630,540

STOCKHOLDERS' EQUITY
Common stockholders' equity	580,318	547,101

Total Liabilities & Stockholders' Equity	$2,341,999	$2,177,641

Book value per common share	$11.37	$10.28

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$10.17	$9.61

EARNINGS RELEASE	PAGE 8

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

	FOR THE THREE MONTHS		FOR THE NINE MONTHS
(In Thousands, ExceptShare & Per Share Data)	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,

SUMMARY DATA	2011	2010	2011	2010

Gross written premiums	$243,291	$204,190	$680,909	$601,184
Net written premiums	205,448	179,362	584,541	519,413

REVENUES
Net earned premiums	$193,587	$171,864	$545,715	$486,065
Net commissions and fees	7,293	9,869	23,628	26,872
Net investment income	13,502	13,715	40,839	40,198
Net realized gains	363	283	2,269	441
Total Revenues	214,745	195,731	612,451	553,576
EXPENSES
Net losses and loss adjustment expenses	128,956	105,939	355,621	292,631
Policy acquisition and other underwriting expenses	64,665	59,013	184,553	168,262
General selling and administrative expenses	5,876	5,881	17,751	17,108
General corporate expenses	273	1,163	909	4,409
Amortization expense	1,208	1,235	3,646	3,757
Interest expense	2,066	2,405	6,320	7,259
Total Expenses	203,044	175,636	568,800	493,426
INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	11,701	20,095	43,651	60,150
Income tax expense	2,590	5,500	10,709	17,896
Equity earnings of affiliates, net of tax	649	425	1,895	1,591
Equity earnings of unconsolidated subsidiaries, net of tax	(8)	16	(30)	486
NET INCOME	$9,752	$15,036	$34,807	$44,331

Less: Net realized gains, net of tax	237	431	2,268	283

NET OPERATING INCOME (1)	$9,515	$14,605	$32,539	$44,048

Diluted earnings per common share
Net income	$0.19	$0.28	$0.66	$0.81
Net operating income	$0.18	$0.27	$0.61	$0.81
Diluted weighted average common shares outstanding	52,355,581	53,698,954	52,974,390	54,508,592

GAAP ratios:
Loss & LAE ratio	66.6%	61.6%	65.2%	60.2%
Other underwriting expense ratio	33.4%	34.3%	33.8%	34.6%
GAAP combined ratio	100.0%	95.9%	99.0%	94.8%

(1)While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements.  Net operating income is net income less realized gains net of taxes associated with such gains.

EARNINGS RELEASE	PAGE 9

MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION

SUPPLEMENT TO THE EARNINGS RELEASE
 UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands)	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,

	2011	2010	2011	2010
Net earned premium	$193,587	$171,864	$545,715	$486,065
Net losses & loss adjustment expenses (1)	128,956	105,939	355,621	292,631
Policy acquisition and other underwriting expenses	64,665	59,013	184,553	168,262
(loss) profit from net earned premium	(34)	6,912	5,541	25,172
Net investment income	13,502	13,715	40,839	40,198
Profit from insurance operations	13,468	20,627	46,380	65,370

Net commissions and fees	$7,293	$9,869	$23,628	$26,872
General selling & administrative expenses	5,876	5,881	17,751	17,108
Profit from net commissions & fees	1,417	3,988	5,877	9,764

General corporate expense	$273	$1,163	$909	$4,409
Amortization expense	1,208	1,235	3,646	3,757
Interest expense	2,066	2,405	6,320	7,259
Other expenses	3,547	4,803	10,875	15,425

Profit from insurance operations	$13,468	$20,627	$46,380	$65,370
Profit from net commissions & fees	1,417	3,988	5,877	9,764
Other expenses	(3,547)	(4,803)	(10,875)	(15,425)
Net capital gains	363	283	2,269	441
Pretax income	$11,701	$20,095	$43,651	$60,150

Key ratios:
GAAP combined ratio	100.0%	95.9%	99.0%	94.8%
Accident year combined ratio (2)	99.0%	100.2%	99.0%	99.7%

(1) The three months ended September 30, 2011 and 2010 include unfavorable development of $2,001 and favorable development of $7,263, respectively.  The nine months ended September 30, 2011 and 2010 include favorable development of $366 and $23,732, respectively.
(2) The accident year combined ratio is the sum of the expense ratio and accident year loss ratio. The accident year loss ratio measures loss and LAE occurring in a particular year, regardless of when they are reported and does not take into consideration changes in estimates in loss reserves from prior accident years.